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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          ___________________________


                                   FORM 8-A/A


         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                        _______________________________


                      WALDEN RESIDENTIAL PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)



                Maryland                                  75-2506197
(State of incorporation or organization)    (I.R.S. Employer Identification No.)



                               One Lincoln Centre
                          5400 LBJ Freeway, Suite 400
                              Dallas, Texas 75240
              (Address of principal executive offices) (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:



                                                 Name of each exchange on which
Title of each class to be so registered          each class is to be registered
---------------------------------------          ------------------------------

       9.20% Senior Preferred                    New York Stock Exchange
       Stock, $0.01 par value



       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

================================================================================

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Under its Articles of Incorporation (the "Articles"), Walden Residential Properties, Inc., a Maryland corporation (the "Company"), has authority to issue 10,000,000 shares of preferred stock, par value $.01 per share. The Company has authorized the issuance of 4,000,000 shares of preferred stock as the 9.20% Senior Preferred Stock (the "Senior Preferred Stock"). The Company has applied for listing of the Senior Preferred Stock on the New York Stock Exchange. Set forth below are the terms of the Senior Preferred Stock.

         DIVIDENDS. Subject to the preferential rights of any other series of Preferred Stock ranking senior as to dividends to the Senior Preferred Stock and to the Articles regarding Excess Stock (as defined in the Articles), holders of shares of the Senior Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share of Senior Preferred Stock equal to $2.30 per annum.

         Dividends with respect to the Senior Preferred Stock will be cumulative and will be payable quarterly in arrears in March, June, September and December (on the same dates as dividends on shares of the Company's common stock, par value $.01 per share (the "Common Stock")), beginning with the dividend payment for March 1997 (each, a "Preferred Dividend Payment Date"). Any dividend payable on the Senior Preferred Stock for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Senior Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. The initial dividend payable on the Senior Preferred Stock on March 1997 will accrue from the date of issuance of the Senior Preferred Stock up to but excluding the initial Preferred Dividend Payment Date. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Directors for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to such Preferred Dividend Payment Date (each, a "Preferred Dividend Record Date").

         No dividends on shares of Senior Preferred Stock will be declared by the Board of Directors or paid or set apart for payment by the Company at such time as, and to the extent that, the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, or any provisions of the Articles relating to any series of Preferred Stock ranking senior to the Senior Preferred Stock as to dividends, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be prohibited by law. Notwithstanding the foregoing, dividends on the Senior Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Senior Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

         If any shares of Senior Preferred Stock are outstanding, no full dividends will be declared or paid or set apart for payment on the capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Senior Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Senior Preferred Stock and the shares of any series of Preferred Stock ranking on a parity as to dividends with the Senior Preferred Stock, all dividends declared upon shares of Senior Preferred Stock and any series of Preferred Stock ranking on a parity as to dividends with the Senior Preferred Stock will be declared pro rata so that the amount of dividends declared per share on the Senior Preferred Stock and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Senior Preferred Stock and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Senior Preferred Stock which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Senior Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than distributions payable in Common Stock or other capital stock ranking junior to the Senior Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Senior Preferred Stock as to dividends, nor will any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Senior Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Senior Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Company).

         Any dividend payment made on shares of Senior Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such Senior Preferred Stock which remains payable.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, subject to the prior rights of any series of capital stock ranking senior to the Senior Preferred Stock, the holders of shares of Senior Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date of payment (the "Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of Common Stock or any other capital stock that ranks junior to the Senior Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Senior Preferred Stock will have no right or claim to any of the remaining assets of the Company.

         In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the legally available assets of the Company are insufficient to pay the Preferred Liquidation Preference Amount on all outstanding shares of Senior Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Senior Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up of the Company, then the holders of the Senior Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions have been made in full to all holders of shares of Senior Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Senior Preferred Stock upon liquidation, dissolution or winding up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares.

         The consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company for these purposes.

         REDEMPTION. The Senior Preferred Stock will not be redeemable prior to December 31, 2006, except under certain limited circumstances to preserve the Company's status as a REIT. See "Restrictions on Transfer." On and after December 31, 2006, the Company, at its option (to the extent the Company has funds legally available therefor) upon not less than 30 nor more than 60 days' written notice, may redeem shares of Senior Preferred Stock, in whole or in part, at any time or from time to time, for cash at the redemption price per share of $25.00, plus all accrued and unpaid dividends, if any, thereon (whether or not earned or declared) to the date fixed for redemption.

         Notwithstanding the foregoing, unless full cumulative dividends on all shares of Senior Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Senior Preferred Stock will be redeemed unless all outstanding shares of Senior Preferred Stock are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of the Senior Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Senior Preferred Stock, and unless full cumulative dividends on all outstanding shares of Senior Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any shares of Senior Preferred Stock (except by conversion into or exchange for capital stock of the Company ranking junior to the Senior Preferred Stock as to dividends and upon liquidation, dissolution and winding up).

         If fewer than all of the outstanding shares of Senior Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional shares of Senior Preferred Stock) or any other equitable method determined by the Company.

         Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption data. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of Senior Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any shares of Senior Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Senior Preferred Stock to be redeemed; (iv) the place or places where the Senior Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the shares of Senior Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Senior Preferred Stock to be redeemed from such holder. If notice of redemption of any shares of Senior Preferred Stock has been properly given and if funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any of the shares of Senior Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Senior Preferred Stock, such shares of Senior Preferred Stock will no longer be deemed to be outstanding and all rights of the holders of such shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.

         The holders of Senior Preferred Stock at the close of business on a Preferred Dividend Record Date will be entitled to receive the dividend payable with respect to such Senior Preferred Stock on the corresponding Preferred Dividend Payment Date notwithstanding the redemption thereof between such Preferred Dividend Record Date and the corresponding Preferred Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Senior Preferred Stock called for redemption.

         The Senior Preferred Stock has no stated maturity and will not be subject to any sinking fund.

         VOTING RIGHTS. Holders of the Senior Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the Articles regarding Excess Stock, in any matter in which the Senior Preferred Stock may vote, including any action by written consent, each share of Senior Preferred Stock will be entitled to one vote. The holders of each share of Senior Preferred Stock may separately designate a proxy for the vote to which that share of Senior Preferred Stock is entitled.

         Whenever dividends on any shares of Senior Preferred Stock have been in arrears for six or more quarterly periods (regardless of whether such periods are consecutive), the holders of such shares of Senior Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which rights to vote on such matter with the Senior Preferred Stock have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of the Senior Preferred Stock and such other Preferred Stock, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Senior Preferred Stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Directors will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the dividend arrearage for the Senior Preferred Stock.

         So long as any shares of Senior Preferred Stock remain outstanding, the Company will not (i) without the affirmative vote or consent of the holders of at least a majority of the shares of Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) without the affirmative vote or consent of the holders of at least two-thirds of the shares of Senior Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock, or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of Preferred Stock or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Senior Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.





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

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Senior Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

         RANK.    The Senior Preferred Stock will, with respect to dividend
rights and distributions upon liquidation, dissolution, and winding up of the Company, rank (i) senior to the Common Stock, all other outstanding shares of capital stock of the Company of all classes and series (including the Company's 9.16% Series A Convertible Redeemable Preferred Stock and 9.16% Series B Convertible Redeemable Preferred Stock), all classes of Excess Stock (other than Excess Preferred Stock, as to which the Senior Preferred Stock is senior only as to dividends) and shares of all other series of capital stock issued by the Company other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such Senior Preferred Stock with respect to dividend rights or distributions upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Excess Preferred Stock upon liquidation, dissolution and winding up and the shares of all other capital stock issued by the Company the terms of which specifically provide that the shares rank on a parity with the Senior Preferred Stock with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company or make no specific provision as to their ranking; and (iii) junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Senior Preferred Stock with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company (the issuance of which must have been approved by a vote of at least a majority of the outstanding shares of Senior Preferred Stock).

         RESTRICTIONS ON TRANSFER. The shares of Senior Preferred Stock are generally transferable. The Articles, however, contain certain restrictions on the number of shares of Stock, defined to include all classes of capital stock that the Company shall have authority to issue, including the Senior Preferred Stock, other series of Preferred Stock and the Common Stock, that stockholders may own. For the Company to qualify as a REIT under the Code, shares of Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of the issued and outstanding shares of Stock (including the Senior Preferred Stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to include, except in limited circumstances, certain entities such as qualified private pension plans) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

         Since the Board of Directors believes it is essential for the Company to maintain its status as a REIT under the Code, the Articles provide that no person, except Mr. Don R. Daseke, Chairman of the Board of Directors and Chief Executive Officer of the Company, may own or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate value of all outstanding shares of Stock (including the Senior Preferred Stock); provided, however, that Mr. Daseke may not own, directly or indirectly, more than 13.0% of the aggregate value of all outstanding shares of Stock (the "Existing Holder Limit"). The Board of Directors, upon receipt of evidence and assurances





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

satisfactory to the Board of Directors, may also exempt a proposed transferee from the Ownership Limit or Existing Holder Limit. In connection therewith, the Board of Directors may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a real estate investment trust (a "REIT"). Any acquisition or transfer of shares of Stock that would: (i) result in the shares of Stock being owned by fewer than 100 persons or (ii) result in the Company being "closely-held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of Stock (including the Senior Preferred Stock). The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and the Articles are amended accordingly.

         Any purported transfer of shares of Stock (including the Senior Preferred Stock) that would result in a person owning shares of Stock in excess of the Ownership Limit or Existing Holder Limit will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock. Under the Articles, Excess Stock shall be deemed to have been transferred to the Company, as trustee of a separate trust (the "Trust"), for the exclusive benefit of the person or persons to whom the interest in the Trust can ultimately be transferred.

         Excess Stock is not transferable. The purported transferee of any shares of Stock (including the Senior Preferred Stock) that are exchanged for Excess Stock may designate a transferee of the interest in the Trust if the Excess Stock held in the Trust and represented by such Trust interest to be transferred would not be Excess Stock in the hands of the designated transferee at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, the market price at the time of the original attempted transfer) at which point such Excess Stock will automatically be exchanged for the shares of Stock (including the Senior Preferred Stock) to which the Excess Stock is attributable. In addition, Excess Stock is subject to purchase by the Company at a purchase price equal to the lesser of: (i) the price paid for the shares of Stock (including the Senior Preferred Stock) by the intended transferee (or, if no consideration was paid, the market price of the shares of Stock (including the Senior Preferred Stock) the attempted transfer of which resulted in Excess Stock, measured on the date of the transfer); or (ii) the market price of the shares of Stock (including the Senior Preferred Stock) the attempted transfer of which resulted in Excess Stock measured on the date on which the Company elects to purchase the Excess Stock. "Market Price" means the average daily per share closing sales price of a share of Stock (including the Senior Preferred Stock) if shares of Stock (including the Senior Preferred Stock) are listed on a national securities exchange or quoted on Nasdaq National Market or if not then traded on any exchange or quotation system, the mean between the average per share closing bid prices and the average per share closing bid prices and the average per share closing asked prices, in each case, during the 30 calendar day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or Nasdaq National Market and no published bid and asked quotations with respect to shares of such stock during such 30 calendar day period, then the market price of the shares of Stock (including the Senior Preferred Stock) on the relevant date shall be as determined in good faith by the Board of Directors.





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

         From and after the intended transfer to the purported transferee of the Excess Stock, the purported transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the Excess Stock except the right to payment of the purchase price for the shares of Stock (including the Senior Preferred Stock). Any dividend or distribution paid to a purported transferee on Excess Stock prior to the discovery by the Company that the shares have been transferred in violation of the Articles shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company. All certificates representing shares of Stock (including the Senior Preferred Stock) will bear a legend referring to the restrictions described above.

         In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing, all information regarding the direct and indirect beneficial ownership of shares of Stock (including the Senior Preferred Stock) as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Stock (including the Senior Preferred Stock) might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.

         GENERAL. The transfer agent and registrar for the 9.20% Senior Preferred Stock is The First National Bank of Boston.

         The 9.20% Senior Preferred Stock will be, when issued, duly authorized, fully paid and nonassessable and will have no preemptive rights.





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

ITEM 2.  EXHIBITS.

         1.1 Specimen 9.20% Senior Preferred Stock Certificate (previously filed).

         1.2     Specimen Common Stock Certificate (previously filed as Exhibit
                 1.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

         2.1 Articles of Amendment and Restatement of the Company (previously filed as Exhibit 3.1 to this Company's Registration statement on Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

         2.2     Restated Bylaws of the Company (previously filed as Exhibit
                 3.2 to the Company's Registration Statement on Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

         2.3 Form of Articles Supplementary designating the rights of the holders of 9.20% Senior Preferred Stock (previously filed).





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

                                   SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         WALDEN RESIDENTIAL PROPERTIES, INC.
Date:    December 23, 1996

                                         By:  /s/ Mark S. Dillinger
                                            -----------------------------------
                                             Mark S. Dillinger
                                             Executive Vice President and
                                             Chief Financial Officer

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
EXHIBIT                                                              NUMBERED
NUMBER                     EXHIBIT                                     PAGE
------                     -------                                 ------------
 1.1     Specimen 9.20% Senior Preferred Stock Certificate
         (previously filed).

 1.2     Specimen Common Stock Certificate (previously filed as
         Exhibit 1.1 to the Company's Registration Statement on
         Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

 2.1     Articles of Amendment and Restatement of the Company
         (previously filed as Exhibit 3.1 to this Company's
         Registration statement on Form S-11 (Registration No.
         33-70132) and incorporated herein by reference).

 2.2     Restated Bylaws of the Company (previously filed as
         Exhibit 3.2 to the Company's Registration Statement on
         Form S-11 (Registration No. 33-70132) and incorporated herein by reference).

 2.3 Form of Articles Supplementary designating the rights of the holders of 9.20% Senior Preferred Stock (previously filed).